SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

of

AGCO CORPORATION

A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930

4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

     Securities Act registration statement file number to which this form relates: N/A

     Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on
Which Each Class is to be
Title of Each Class to be Registered	Registered
Preferred Stock Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:	None

Item 1. Description of Registrant’s Securities to be Registered.

     On April 22, 2004, the Board of Directors of AGCO Corporation, a Delaware corporation (the “Company”), approved an amendment (“Amendment No. 2”) to the Company’s existing Rights Agreement dated as of April 27, 1994 and as amended on March 31, 1999 (the “Rights Agreement”), between the Company and SunTrust Bank (the “Rights Agent”). Amendment No. 2 extends the expiration date of the Rights Agreement for an additional ten years to April 26, 2014, and implements a Three Year Independent Director Evaluation (TIDE) provision pursuant to which a committee comprised of independent directors (the “TIDE Committee”) will review the Rights Agreement every three years (or earlier upon receipt of an acquisition proposal) to determine whether the Rights Agreement remains in the best interests of the Company and its stockholders. Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether the Rights Agreement should be modified or the Rights should be redeemed. The TIDE Committee will be appointed by the Board of Directors of the Company and will be comprised of members of the Board of Directors who are Independent Directors (as defined in the Rights Agreement). The Board of Directors has initially designated the Company’s Nominating and Corporate Governance Committee as the TIDE Committee.

     In addition, Amendment No. 2 amends the Purchase Price for each 1/100th of a share of Preferred Stock pursuant to the exercise of a Right to $110, subject to adjustment. All capitalized terms herein shall have the meanings set forth in the Rights Agreement.

     A copy of Amendment No. 2 is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of Amendment No. 2 is qualified in its entirety by reference to Amendment No. 2.

Item 2. Exhibits

4.1     Amendment No. 2, dated as of April 23, 2004, to the Rights Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

AGCO CORPORATION

Date: April 23, 2004	By:	/s/ Stephen D. Lupton Stephen D. Lupton Senior Vice President - Corporate Development and General Counsel

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EXHIBIT INDEX

Exhibit
Number

4.1           Amendment No. 2, dated as of April 23, 2004, to the Rights Agreement.

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